Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-93172, 33-91364, 33-93162, 33-93174, 33-93170 and 33-93168) pertaining to the employee benefit plans of DIMON Incorporated of our report dated May 27, 2004 (except for Note F, as to which the date is June 9, 2004) with respect to the consolidated financial statements and schedule of DIMON Incorporated, as amended, included in this Annual Report (Form 10-K/A) for the year ended March 31, 2004.

/s/ Ernst & Young LLP
Greensboro, North Carolina
August 5, 2004